UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2012

CHENIERE ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-33366	20-5913059
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Proposed Blackstone Transaction

In February 2012, Cheniere Energy Partners, L.P. (“Cheniere Partners”) entered into an arrangement with Blackstone Capital Partners VI L.P. and Blackstone Energy Partners L.P. (together, “Blackstone”) to finalize and execute definitive agreements under which Blackstone would purchase newly issued units of Cheniere Partners (the “Class B Units”), which would be used by Cheniere Partners to fund (i) the equity portion of the costs of developing, constructing and placing into service trains 1 and 2 of Cheniere Partners’ liquefaction project, (ii) the purchase of the Creole Trail Pipeline from Cheniere Energy, Inc. (“Cheniere”), (iii) capital expenditures for the modification of the Creole Trail Pipeline, (iv) operating expenditures and taxes of the Creole Trail Pipeline during construction of Cheniere Partner’s liquefaction project and (v) other partnership business purposes. As a result of recent discussions and subject to the final terms of the unit purchase agreement, Cheniere would purchase approximately 33 million Class B Units for $15 per unit for aggregate proceeds of $500 million, and Blackstone would purchase approximately 100 million Class B Units for $15 per unit for aggregate proceeds of $1.5 billion, with $500 million funded initially after satisfaction of certain conditions precedent, and the remaining $1.0 billion funded when Cheniere Partners needs the funds for Sabine Liquefaction’s construction activities. The Class B Units would have a quarterly accrual rate of 3.5% and mandatorily convert into common units of Cheniere Partners after the earlier of the first three LNG trains beginning commercial operations or five years after Blackstone’s initial funding date. Instead of the previously contemplated warrants, the conversion value of the Class B Units would be automatically adjusted if Cheniere Partners issues more than 25.5 million common and associated general partner units to fund the construction of trains 3 and 4 or if the weighted average interest rate of debt commitments for trains 1, 2, 3 and 4 exceed certain thresholds. The parties contemplate that the board of directors of the general partner of Cheniere Partners would consist of 11 directors, including four directors appointed by Cheniere, three directors appointed by Blackstone and four independent directors; in addition, Blackstone would have the right to appoint one director to the Cheniere board of directors.

Blackstone’s purchase of the Class B Units will be subject to, among other things, receipt of regulatory approvals required to permit commencement of construction of Cheniere Partners’ proposed liquefaction project, closing of the purchase and sale of the Creole Trail Pipeline, closing of the debt financing for the first two LNG trains, execution of definitive documents and other conditions to be agreed upon. There can be no assurances that the proposed transaction between Cheniere Partners and Blackstone will be consummated on terms acceptable to both parties, or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY PARTNERS, L.P.

	By:	Cheniere Energy Partners GP, LLC,
its general partner

Date: May 7, 2012	By:	/s/ Meg A. Gentle
		Name:	Meg A. Gentle
		Title:	Chief Financial Officer